Exhibit 99.1

news

595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200

FOR IMMEDIATE RELEASE	SYMBOL:DEVC
April 30, 2007	TRADED:Nasdaq

Devcon International Corp. Announces Management Reorganization

Boca Raton, FL.— April 30, 2007—Devcon International Corp. (NASDAQ: DEVC), a leading regional electronic security services provider, announced today that Robert W. Schiller will serve as the company’s new Chief Financial Officer effective immediately. Robert Farenhem, who has been serving as Chief Financial Officer since February 2007 will replace Ron Lakey as President. The company also announced that Keith Godsey has been promoted from Vice President to President of Devcon Security Services Corp. Mr. Lakey will continue to serve Devcon in an advisory role to address the few remaining transition items relating to the recent sale of the company’s Construction Division’s fixed assets. He will also assist with certain legal issues and the disposition of Devcon’s remaining Materials Division operation in Sint Maarten/St. Martin and work with our Electronic Security Services Division on back-office integration and process reengineering projects. Richard Rochon, Acting CEO stated, “We are delighted to have Robert Schiller join our team; he is most capable and everyone at Devcon will benefit from his experienced leadership. We would also like to thank Ron Lakey for his service over the past two years, his contributions have been invaluable.”

Mr. Schiller previously served in various capacities at NationsRent from 1999 through 2006, including most recently as Vice President, Controller. From 1989 through 1999 Mr. Schiller served in Regional Controllership and Director of Internal Audit capacities with OHM Remediation Services Corp. which was acquired in 1998 by IT Group, an Environmental Services firm located in Trenton, New Jersey. Robert is also a certified public accountant with big four public experience.

About Devcon

Devcon has two operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

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Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A – Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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For More Information: Stan Smith (561) 955-7300 or SSmith@RPCP.com